Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xenon Pharmaceuticals Inc.

We consent to the use of our report dated February 27, 2025, on the consolidated financial statements of Xenon Pharmaceuticals Inc. (“the Entity”), which comprise the consolidated balance sheet as of December 31, 2024, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes, which is incorporated by reference in the Registration Statement on Form S-8 dated June 3, 2026 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

June 3, 2026

Vancouver, Canada